EXHIBIT 23.06

                [PACIFIC ENERGY SYSTEMS, INC. LETTERHEAD]


January 10, 1997



Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Re:  Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report entitled "Independent Engineer's Report, Panda-Brandywine Cogeneration Project" and our Update Report dated January 10, 1997, related thereto in the Prospectus (the "Prospectus") relating to the offering of Pooled Project Bonds, Series A-1 due 2012 offered by Panda Funding Corporation and included in the registration statement on Form S-1 by Panda Interfunding Corporation and Panda Funding Corporation, and to the inclusion of such report and update as an Appendix to the Prospectus.

We also consent to the statement by ICF Resources, Incorporated in their reports (and the summaries thereof) included in the Prospectus, that they have relied on our report above and we authorize such reliance.

We also consent to the statement of C.C. Pace Resources, Inc., in their report included in the Prospectus, that they have relied on our report referenced above and we authorize such reliance.

We  also  hereby consent to the reference to us  as  experts
under   the   heading  "Experts-Independent  Engineers   and
Consultants" in the Prospectus.

                              PACIFIC ENERGY SYSTEMS


                              By:     /s/ John R. Martin
                                      John R. Martin, P.E.
                                      President